EXHIBIT 99(b)(2)


        [Pursuant to Rule 306 of Regulation S-T, on behalf of Ferrotec Corporation, I hereby represent that the following is a fair and accurate English translation of the loan agreement originally written in Japanese.


                                         FERROTEC CORPORATION

                                         By: /s/ Akira Yamamura
                                             -----------------------------------
                                             Name:   Akira Yamamura
                                             Title:  President]


                                 LOAN AGREEMENT


                                                               November 19, 1999

           To:       The Bank of Tokyo-Mitsubishi Ltd.

                     Borrower:  Ferrotec Corporation (Company Seal)
                                5-24-8 Higashi-Ueno, Higashi-Ku, Tokyo
                                Akira Yamamura, Representative Director

                     Guarantor: ___________________________________

                     Guarantor: ___________________________________

Borrower, in acknowledgement of the terms and conditions of this basic bank transaction agreement, enters into this Loan Agreement with the Bank as set forth herein.

ARTICLE 1  LOAN

      Borrower has borrowed money according to the following terms:

1. Amount:      (Y) 500,000,000                               2. Purpose: Funds to purchase a U.S. corporation

3. Interest Rate: 2.375% (Penalty rate at 14% per year)       4. Guarantor/Guarantee:  ---------------

5. Repayment Schedule:
         (1) The initial and final payments shall be tendered as follows:
                Initial:  May 31, 2000 ---(Y) 42,000,000    Final:   Nov. 30, 2005 ---(Y)38,000,000
         (2) The second and subsequent payments (excluding the final payment) shall be tendered as follows:
                November 2000 ---  (Y) 42,000,000 through     [3] May 2005 --- (Y) 42,000,000

                 [4]   --------                               [5]  --------
                 [6]   --------                               [7]  --------
                 [8]   --------                               [9]  --------
                 [10]  --------                               [11] --------
         (3) The  payments  set forth in (2) above  shall be tendered on the last day of the specified month.
         (4) In the event that any of the repayment dates in (1) and (2) fall on a bank  holiday,  the  repayment  date  shall  be as  follows.
             [a] Business day preceding bank holiday       [b] Business day following bank holiday
             [c] Business day following  bank holiday,  except  business day preceding bank holiday when agreed

6. Interest Payments
         (1) Interest shall be paid every three months on the date  prescribed in (3) above,  and  interest shall be paid in advance from the date of this  loan  through  the  date of the  next  interest payment
             (from the day following the last payment to the date of  the  next  interest   payment  for  the  second
             and  all subsequent payments).
         (2) In the event that any of the interest repayment dates fall on a bank holiday, the provisions of (4) shall apply.

7. Account of Payment               Branch:                   Account No.:              Name:


ARTICLE 2 PREPAYMENT
      In the event that Borrower prepays part of the loan, the prepayment shall be first applied to the scheduled final payment and then in reverse order according to the repayment terms set forth herein unless otherwise specified.

ARTICLE 3 PROMISSORY NOTE
      1. Borrower shall provide a signed promissory note for the borrowed amount set forth in Article 1 by the date specified by the Bank, and renew the promissory note until this loan has been repaid.
      2. In the event that Bank consents, Borrower will not be required to provide a promissory note. However, Borrower shall immediately provide a promissory note to Bank in accordance with this clause in the event that the Bank requests such note at a later date.

ARTICLE 4 AUTOMATIC DEBIT OF PRINCIPAL AND INTEREST
      1. Borrower acknowledges that payments of principal shall be paid by debiting the bank account delineated in Article 1, Clause 7 on the prescribed repayment date.
          a) Borrower shall not tender a check, withdrawal slip, or similar payment instrument in correlation with this transaction regardless of any contrary provision contained in the current account or ordinary savings account agreements.
          b) In the event that funds in Borrower's account are insufficient to satisfy payment on the repayment date, Bank may debit such amount at any time when the account contains sufficient funds.
      2. Borrower acknowledges that Bank shall debit Borrower's account for any interest, penalties, or any other charges related to this loan in accordance with the terms of Article 4.1.
      3. Borrower shall comply with the Bank's direction in the event that a payment method other than that set forth in Article 4.1 and 4.2.

ARTICLE 5 COSTS AND EXPENSES
      Borrower shall bear all expenses related to this document, the notarize instrument referenced in Article 7, and the disposition of collateral, and all other expenses related to this Agreement.

ARTICLE 6 GUARANTEE
      1.  Guarantor shall bear all obligations agreed to by Borrower,
      2. The obligations of Guarantor shall not be affected in the event that Bank alters or releases the collateral according to the circumstances.
      3. No deposits or other rights in relation to Borrower's bank shall inure to Guarantor.
      4. Once Guarantor has secured the debt, any right vested in the Bank with regard to the security shall not be exercised during the term of this transaction between Borrower and Bank without the Bank's consent. If the Bank so requests, the rights and standing shall be transferred without cost to the Bank.
      5. In the event that the Guarantor's obligations to the Borrower is used as security for another guarantee, or in the event that such security is used as guarantee in the future, absent a separate agreement, the security shall completely guarantee Borrower's obligation. This security shall not be affected by any other security.

ARTICLE 7 NOTARIZED DOCUMENT
      Borrower and Guarantor shall immediately take all necessary measures to prepare a notarized document recognizing compulsory execution of this Agreement.

SPECIAL AGREEMENT
Note: Regardless of whether interest is calculated semiannually or annually, the following calculation method shall be used.

Principal ((Y)100 units x days x annual interest rate]/365 = interest (rounded to nearest yen)